Exhibit 10.55

October 5, 2004

Mr. Kenneth ParentChief
Operating OfficerThe
Mills Corporation
1300 Wilson Boulevard
Suite 400
Arlington, VA 22209

Dear Ken:

This letter shall serve to acknowledge and confirm our understanding and agreement regarding certain issues that have arisen between the partners in connection with the signing today of the Ground Lease with the New Jersey Sports and Exposition Authority and the draft First Amendment to the Limited Partnership Agreement of Meadowlands Mills/Mack-Cali Limited Partnership. Specifically, we agree to the following, notwithstanding any provisions to the contrary in the Limited Partnership Agreement or the draft Amendment thereto:

1.     With respect to distributions of the unwind payments from the NJSEA and any other moneys received after the unwind, the distributions shall be made in the following order of priority:

        a.        First to Mack-Cali Meadowlands Entertainment L.L.C. (“Mack-Cali”) of an amount equal to $6,700,000, to equalize the $26,800,000 payment made for the Empire Tract;

        b.        Next to the partners, 80% to Meadowlands Mills Limited Partnership (“Mills”) and 20% to Mack-Cali, until Mack-Cali’s invested capital is reduced to $7,000,000 (hereinafter referred to as “M-C’s Invested Capital”);

        c.        Next to Mills to return the balance of the $160,000,000 not theretofore returned to Mills; and

        d.        Thereafter 80% to Mills and 20% to Mack-Cali until all unrecovered capital is returned.

2.     With respect to decisions to be made concerning the unwinding of the transaction with the NJSEA, the parties agree that they will cooperate and seek to reach a mutual decision whether to continue to pursue the transaction or to unwind. If there is an involuntary unwind due to injunctive or other relief, beyond all reasonable legal remedies that the Partnership can pursue, then the transaction will be unwound and any cash proceeds or other assets will be distributed according to paragraph 1 above. If the transaction is otherwise unwound over the objections of Mack-Cali then any cash or other assets will be distributed according to paragraph 1 above and Mills will either (i) pay to Mack-Cali the M-C Invested Capital, or (ii) assign over to Mack-Cali all of Mill’s right, title and interest in and to the project.

3.     The parties agree that they will cooperate to complete in an expeditious manner the draft First Amendment to the Partnership Agreement incorporating these agreements and such other matters agreed to by the parties.

Please acknowledge your agreement to the foregoing by signing the enclosed counterpart of this letter where indicated below and returning such counterpart to my attention.

Sincerely, MACK-CALI REALTY CORPORATION By: /s/ Mitchell E. Hersh —————————————— Mitchell E. Hersh President and Chief Executive Officer

Agreement acknowledged this ____ day of October, 2004

THE MILLS CORPORATION

By:   /s/ Kenneth Parent
——————————————
        Kenneth Parent
        Chief Operating Officer